SNYDER OIL CORPORATION

                  Notice of Annual Meeting of Stockholders

                             and Proxy Statement

                               April 17, 1996











IMPORTANT: IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, THE ACCOMPANYING FORM OF PROXY SHOULD BE COMPLETED, SIGNED AND RETURNED AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED FOR THAT
PURPOSE.

                                           Snyder Oil Corporation






                                           April 17, 1996

Dear Stockholder:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend your 1995 Annual Meeting of Stockholders, which will be held in Fort Worth, Texas, on Wednesday, May 22, 1996 at 9:00 a.m. Central Standard Time.

     Details of the meeting are given in the enclosed Notice of the Annual Meeting and Proxy Statement. During the meeting, we plan to review the business and affairs of the Company and our plans for the coming year.

    Your representation and vote are important. We urge you to vote your shares whether or not you plan to come to the Annual Meeting. Please consider, complete, date, sign and return the enclosed proxy card promptly to eliminate a costly follow-up mailing. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.


Sincerely,





          John C. Snyder          Thomas J. Edelman
            Chairman                 President






777 Main Street     Fort Worth, Texas  76102       817/338-4043

                          NOTICE OF


               ANNUAL MEETING OF STOCKHOLDERS

                To be Held on May 22, 1996


To the Stockholders of Snyder Oil Corporation:

     The Annual Meeting of Stockholders of Snyder Oil Corporation (the "Company") will be held at the Petroleum Club, 39th floor of the Continental Plaza Building, 777 Main Street, Fort Worth, Texas, on Wednesday, May 22, 1996, at 9:00 a.m. local time. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's headquarters, 777 Main Street, Fort Worth, Texas. Such list will also be produced at the time and place of the meeting and be kept open during the meeting for the inspection by any stockholder who may be present. The purposes for which the meeting is to be held are as follows:

     1. To elect a board of nine directors to serve for the ensuing year.

     2. To transact any other business which properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Subject to the provisions of the By-laws of the Company, registered stockholders as of April 5, 1996 (i) who are individuals may attend and vote at the Annual Meeting in person or by proxy or
(ii) which are corporations may attend and vote at the Annual Meeting by proxy or by a duly authorized representative.

     Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to stockholders, their proxies and invited guests of the Company.


                        BY ORDER OF THE BOARD OF DIRECTORS

                        /s/ Peter E. Lorenzen
                        ---------------------
                        Peter E. Lorenzen
                        Secretary


April 17, 1996
Fort Worth, Texas

                     SNYDER OIL CORPORATION

                        777 Main Street
                          Suite 2500
                   Fort Worth, Texas 76102


                  -------------------------
                       PROXY STATEMENT

                            for

               ANNUAL MEETING OF STOCKHOLDERS

                   To Be Held May 22, 1996
               -------------------------------

Introduction

     The Board of Directors of Snyder Oil Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held in Fort Worth, Texas on May 22, 1996 at 9:00 a.m., and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 17, 1996 in connection with this solicitation.

Voting of Proxies

     This proxy solicitation is intended to afford stockholders the opportunity to vote on the election of directors and in respect of such other matters, if any, as may be properly brought before the Annual Meeting. The proxy permits stockholders to withhold voting for any or all nominees for election as directors and to vote against or abstain from voting on any other matter if the stockholder so chooses.

     At the close of business on April 5, 1996, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 31,394,235 shares of common stock, $.01 par value (the "Common Stock"). Each such share of Common Stock is entitled to one vote at the Annual Meeting. A majority of such outstanding shares of Common Stock is necessary to provide a quorum at the Annual Meeting.

      Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted for the nominees for director identified herein.

Election of Directors

     The By-laws of the Company (the "By-laws") and Delaware Law provide that the directors be elected annually by a plurality of the votes of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. A stockholder's abstention from voting will be counted in determining whether such a plurality vote was cast only if such stockholder is represented in person or by proxy at the Annual Meeting. Abstentions by or on behalf of shareholders not so represented and broker non-votes will be disregarded. The Board of Directors has, by resolution, fixed the number of directors at nine. Each nominee is presently serving as a director and has served as a director of the Company or its predecessor for the period indicated in his biography. The term of each director presently serving will terminate at the Annual Meeting when the respective successor of each is elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for any substitute designated by the Board.

     The Board of Directors recommends that the stockholders vote FOR the nominees listed below.

Nominees for Election at Annual Meeting:

     Roger W. Brittain (59), director since 1983, is a director of
Guinness Mahon & Co. Limited ("GM&Co."), a London merchant bank.   In
March 1990, he became the Managing Director of Guinness Mahon Energy Services Limited, a subsidiary of GM&Co. formed to provide investment banking and consultant services to the oil and gas industry. Mr. Brittain was a founder and the Managing Director of Energy Management and Finance Limited ("EMF"), a position he held from 1985 to September 1989. EMF managed TR Energy Public Limited Company ("TR Energy"), an investment company making oil and gas investments in the United States. From 1980 through October 1989, Mr. Brittain was first Managing Director and from mid-1987 an Executive Director of TR Energy. From 1977 to 1980, Mr. Brittain was a director of Shaw Wallace & Co. Ltd., Calcutta, India. From 1967 to 1977, he was associated with Hill Samuel & Co. Ltd., William Brandts & Sons Ltd. and Edward Bates and Sons Ltd., merchant banks in London. Prior to that time, Mr. Brittain was with Her Majesty's Foreign Service. Mr. Brittain was educated at Marlborough College and received his M.A. Degree from Balliol College, Oxford. Mr. Brittain serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

     Thomas J. Edelman (45), director and President, founded a predecessor of the Company in 1981. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Harvard University Graduate School of Business Administration. Mr. Edelman will serve as Chairman of the Board of Directors, President and Chief Executive Officer of Patina Oil and Gas Corporation, a company being formed to consolidate the Company's Wattenberg assets with Gerrity Oil & Gas Corporation., and is a director of Command Petroleum Limited, an affiliate of the Company. In addition, Mr. Edelman serves as a director of Petroleum Heat & Power Co., Inc., a Connecticut based fuel oil distributor, and its affiliate Star Gas Corporation. Mr. Edelman is also Chairman of Lomak Petroleum, Inc. and of Amerac Energy Corporation. Mr. Edelman is not standing for reelection to the Amerac board at that company's annual meeting. Mr. Edelman serves as Chairman of the Executive Committee.

     John A. Hill (54), director since 1981, is a Managing Director of First Reserve Corporation, an oil and gas investment management company. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company, the money management subsidiary of Marsh & McLennan Companies, Inc. From 1979 to 1980, Mr. Hill served as President and Chief Executive Officer of Eberstadt Asset Management Company, the asset management division of F. Eberstadt & Co., Inc. Prior to 1976, Mr. Hill held several senior positions in the Federal Government including Deputy Administrator of the Federal Energy Administration from 1975 to 1976 and Deputy Associate Director of the Office of Management and Budget from 1973 to 1974. Mr. Hill received his Bachelors Degree in Economics from Southern Methodist University and pursued graduate studies there as a Woodrow Wilson Fellow. Mr. Hill is a trustee of the Putnam Funds in Boston and a director of Maverick Tube Corporation, a supplier of tubular goods, Weatherford-Enterra Corporation, an oilfield services company, and PetroCorp
Inc., an exploration and development company.    Mr. Hill serves as
Chairman of the Compensation and Governance Committees and as a member of the Executive Committee.

     William J. Johnson (61), director since 1994, is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation. Previously, he was a director, President and Chief Executive Officer of Tex/Con Oil and Gas, where he served from 1989 to 1991. Prior thereto, Mr. Johnson served in various capacities with major oil companies, including director and President USA of BP Exploration Company, President of Standard Oil Production Company and Senior Vice President of The Standard Oil Company. Mr. Johnson received a Bachelor of Science degree in Petroleum Geology from Mississippi State University and completed the Advanced Management Course at the University of Houston. Mr. Johnson is a director of Patina. Mr. Johnson serves as a director of BJ Services Company, an oilfield service company, and Camco International, an oilfield manufacturing company. Mr. Johnson also serves on the advisory board of Texas Commerce Bank, Houston. Mr. Johnson serves on the Audit, Compensation and Governance Committees.

     B.J. Kellenberger (70), director since 1989, is the founder and owner of Kelloil, Inc., which is engaged in exploration and production of oil and natural gas and secondary recovery of oil. In 1965, he founded Shenandoah Oil Corporation and served as President, Chief Executive Officer and Chairman of the Board until its voluntary liquidation in 1979. Mr. Kellenberger is a director of The Jefferson Energy Foundation and a trustee of the Cassata Learning Center. Mr. Kellenberger serves on the Audit and Executive Committees.

     James E. McCormick (68), director since 1992, served as President, Chief Operating Officer and a director of Oryx Energy Company from its inception in November 1988 until his retirement in March 1992. Prior to his service with Oryx, Mr. McCormick served from 1953 in a number of positions with the Sun organization, most recently serving as President, Chief Executive Officer and a director of Sun Exploration and Production Company. Mr. McCormick serves as a director of Lone Star Technologies, B. J. Services, Inc., an oilfield service company, and Texas Commerce Bank. Mr. McCormick serves on the Compensation and Governance Committees.

     Alfred M. Micallef (53), director since 1989, was elected President of JMK International, Inc. in 1974 and is currently its sole shareholder and Chief Executive Officer. JMK International is one of the world's largest producers of silicone rubber. Mr. Micallef serves on the Audit Committee.

     Edward T. Story (52), a director and Vice President - International of the Company and President of SOCO International, Inc., joined the Company in 1991 and became a director of the Company in February 1996. From 1990 to 1991, Mr. Story was Chairman of the Board of a jointly-owned Thai/US company, Thaitex Petroleum Company. Mr. Story was co-founder, Vice Chairman of the Board and Chief Financial Officer of Conquest Exploration Company from 1981 to 1990. He served as Vice President Finance and Chief Financial Officer of Superior Oil Company from 1979 to 1981. Mr. Story held the positions of Exploration and Production Controller and Refining Controller with Exxon U.S.A. from 1975 to 1979. He held various positions in Esso Standard's international companies from 1966 to 1975. Mr. Story received a Bachelor of Science Degree in Accounting from Trinity University, San Antonio, Texas and a Masters of Business Administration from The University of Texas in Austin, Texas. Mr. Story is a director of Command Petroleum Limited, an affiliate of the Company. In addition, Mr. Story serves as a director of First BanksAmerica, Inc., a bank holding company, Hi/Lo Automotive, Inc., a distributor of automobile parts, Hallwood Realty Corporation, the general partner of Hallwood Realty Partners, L.P., an American Stock Exchange-listed real estate limited partnership, New Concept Technologies International Limited, an Alberta-listed real estate and energy company, and Territorial Resources, Inc., a publicly traded oil and gas company.

     John C. Snyder (54), a director and Chairman, founded one of the Company's predecessors in 1978. From 1973 to 1977, Mr. Snyder was an independent oil operator in Texas and Oklahoma. Previously, he was a director and the Executive Vice President of May Petroleum Inc. where he served from 1971 to 1973. Mr. Snyder was the first president of Canadian-American Resources Fund, Inc., which he founded in 1969. From 1964 to 1966, Mr. Snyder was employed by Humble Oil and Refining Company (currently Exxon Corp.) as a petroleum engineer.
Mr. Snyder received his Bachelor of Science Degree in Petroleum Engineering from the University of Oklahoma and his Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration. Mr. Snyder is a director of the Community Enrichment Center, Inc. Forth Worth, Texas. Mr. Snyder serves on the Executive Committee.

Board and Committee Meetings; Committees of the Board

     The Board held nine meetings in 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which they served.

     The Board has established four committees to assist in the discharge of its responsibilities. The committee membership of each director is included with his biography.

     Executive Committee. The Executive Committee may exercise many of the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. Although the Committee has very broad powers, in practice it meets only when it would be impractical to call a meeting of the Board. The Executive Committee did not meet during 1995.

     Audit Committee. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This Committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The Audit Committee met twice during 1995.

     Compensation Committee. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This Committee advises and consults with management regarding other benefits and significant compensation policies and practices of the Company. This Committee also considers nominations of candidates for corporate officer positions. The Compensation Committee met five times during 1995.

     Governance Committee. The Governance Committee was established in December 1994 to make recommendations to the Board of Directors regarding policies on the composition of the Board and committees of the Board, criteria for selection of nominees for election to the Board and committees thereof, the roles and functions of committees of the Board, nominees for membership on the Board and removal of members of the Board. The Governance Committee met three times during 1995.

Director Compensation

     Non-employee directors of the Company receive an annual retainer, payable quarterly, of 2,000 shares of the Company's common stock. In addition, non-employee directors receive $2,000 for attendance at each Board of Directors meeting, and $750 for attendance at each meeting of a committee of the Board of Directors, in each case excluding telephone meetings. Non-employee directors are also reimbursed for expenses incurred in attending Board of Directors and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

     The Directors Stock Plan also provides that the Company will automatically grant to each non-employee director, on the date of his appointment, election, reappointment or reelection as a member of the Board of Directors, a stock option for 2,500 shares of common stock. The exercise price for all Director Options is the fair market value on the date of grant. The duration of each option is five years from the date of award, and each option vests as to 30% of the shares covered after one year, an additional 30% of the shares after two years, and all remaining shares three years after the date of grant.

Beneficial Ownership of Securities

     The following table provides information as to the beneficial ownership of common stock of the Company as of April 5, 1996, by each person who, to the knowledge of the Company, beneficially owned 5% or more of the common stock, each director of the Company and by all executive officers and directors of the Company as a group. No directors or executive officers of the Company beneficially owns any
equity securities of the Company other than common stock.   The
business address of each individual listed below is: c/o Snyder Oil Corporation, 777 Main Street, Fort Worth, Texas 76102.


                                                   Common Stock
                             ------------------------------------------------------

                                        Number of               Percent of
                                         Shares                   Class
  Owner                               Owned  (a)(b)            Outstanding
- ----------------------        -------------------------      ---------------------
John C. Snyder                        1,896,163                    6.0 %
Thomas J. Edelman                     1,506,551                    4.8
Edward T. Story                          30,000                     *
Roger W. Brittain                        21,488                     *
John A. Hill                             95,454                     *
William P. Johnson                        3,950                     *
B.J. Kellenberger                        14,023                     *
James E. McCormick                       11,950                     *
Alfred M. Micallef                       13,750                     *
All 19 executive officers
  and directors as a group            3,980,059                    12.5


GEM Capital Management, Inc. (c)      3,881,999                    12.2
The Equitable Companies
                Incorporated (d)      2,570,355                     8.2
FMR Corp. (e)                         2,332,000                     7.4
Franklin Resources Inc. (f)           2,057,240                     6.5
Union Pacific Corp. (g)               2,000,000                     6.2

- -------------------------------------

*        Less than 1%.

(a) The number of shares in the table includes 320,120 shares that the named executive officers and directors and 567,310 shares that all executive officers and directors as a group have the right to acquire within 60 days after April 5, 1996 including 135,380 for Mr. Snyder, 125,990 for Mr. Edelman and 30,000 for Mr. Story.

(b) Of the shares shown, beneficial ownership of 300,660 is disclaimed by Mr. Snyder, 141,698 by Mr. Edelman and 442,358 by all executive officers and directors as a group. To the knowledge of the Company, each person holds sole investment and voting power over the shares shown, except Mr. Snyder shares such powers with respect to 660 shares, Mr. Edelman shares such powers with respect to 153,698 shares, Mr. Hill shares investment power with respect to 37,006 shares, Mr. Brittain shares investment power with respect to 500 shares and all officers and directors as a group share such powers with respect to 191,864 shares.

(c) The number of shares reported is based on information set forth in Amendment No. 1 to Schedule 13D dated January 23, 1996 filed by Gem Capital Management, Inc., Oak Tree Partners, L.P., GEM Convertible Securities Partners, L.P., GBU Inc. and Gerald B. Unterman; as reported therein, such shares are owned by investment companies and accounts for which GBU Inc. and GEM Capital Management, Inc. are investment advisors and/or general partners. The number of shares reported includes 535,963 shares assumed to b3 1, 4e number of shares reported is based on information set forth in Amendment No. 2 to Schedule 13G dated February 9, 1996 filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, AXA, The Equitable Life Assurance Society of the United States, Donaldson, Lufkin & Jenrette Securities Corporation and The Equitable Companies Incorporated ("Equitable"); as reported therein, such shares are owned by subsidiaries of AXA and Equitable and by client discretionary investment accounts for which a subsidiary of Equitable are investment manager. Such persons have sole power to dispose or direct the disposition of 2,570,355 shares and sole power to vote or direct the vote of 2,515,155 shares. The number of shares reported includes 5,095 shares assumed to be issued upon conversion of subordinated notes.

(e) The number of shares reported is based on information set forth in Amendment No. 3 to Schedule 13G dated February 13, 1996 filed by FMR Corp. ("Fidelity"), Fidelity Magellan Fund and Edward C. Johnson 3d; as reported therein, such shares are owned by investment companies of which a subsidiary of Fidelity is investment advisor. Such persons have sole power to dispose or direct the disposition of such shares.
        Fidelity carries out the voting of the shares under written guidelines established by the investment companies' boards of trustees.

(f) The number of shares reported is based on information set forth in the Schedule 13G dated February 12, 1996 filed by Franklin Resources Inc. and Franklin Custodial Funds, Inc. ("Franklin"). The number of shares reported represents shares assumed to be issued upon conversion of convertible notes.

(g) Represents shares that may be purchased by Union Pacific Resources Company, a subsidiary of Union Pacific Corp., upon exercise of warrants. Such person's address is Martin Tower, Eighth and Eaton Avenues, Bethlehem, Pennsylvania 18018.


Executive Compensation

    Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993 of (i) those persons who were at December 31, 1995 the chief executive officer and the other four most highly compensated executive officers of the Company and (ii) John A. Fanning, who served as Executive Vice President until his resignation on November 14, 1995 (the "Named Officers").


                                    Summary Compensation Table (a)
                                    ------------------------------

                                                                               Long-Term Compensation
                                                                               ----------------------
                                         Annual Compensation
                                         --------------------

                                                                        Stock
                                                                        Option            All
Name and Position                 Year         Salary     Bonus (b)      Awards (c)      Other (d)
- ------------------------         ------      --------     ---------      ----------    --------------
John C. Snyder                    1995      $364,992      100,000         48,600          $41,543
Chairman and Chief                1994       363,324            0         48,000           88,912
   Executive Officer              1993       352,489      230,000         46,000           28,600

Thomas J. Edelman                 1995       339,984      140,000         45,300           41,543
President                         1994       338,320            0         44,000           88,912
                                  1993       327,498      230,000         43,000           28,600

John A. Fanning (e)               1995       273,991            0         34,600           24,816
Executive Vice President          1994       257,492            0         83,000           80,249
                                  1993       241,244      200,000         81,000           28,600

Edward T. Story                   1995       192,000      100,000         30,000           30,546
Vice President,                   1994       190,833       60,000         10,000           27,915
   International                  1993       180,833       50,000         25,000            8,852

Charles A. Brown                  1995       159,917       30,000         23,000           23,211
Vice President,                   1994       157,833       20,000         12,200           27,248
   Rocky Mountain Division        1993       142,000      100,000         32,000          300,957   (f)

Rodney L.  Waller                 1995       137,000       80,000         18,500           39,807
Vice President,                   1994       136,166       20,000         10,600           24,243
   Special Projects               1993       130,249       75,000         10,000            9,994

                                          6

(a) Excludes the cost to the Company of other compensation that, with respect to any Named Officer, does not exceed the lesser of $15,000 or 10% of the Named Officer's salary and bonus.

(b) Bonuses are paid in March of each year based on performance during the preceding year. Bonus amounts are included in the year preceding the year in which the bonus is paid.

(c) Stock options are generally granted in February of each year based in part on performance during the preceding year.

(d) Amounts for 1993, 1994 and 1995 include amounts accrued for the fiscal year for the Named Officers under the Company's Profit Sharing and Savings Plan. Amounts for 1994 and 1995 also include amounts accrued under the Company's Profit Sharing and Savings Plan in the amount of $16,543 for each of the Named Officers and under the Company's Deferred Compensation Plan for Select Employees as follows: Mr. Snyder, $75,000 and $25,000; Mr. Edelman, $75,000 and $25,000;
       Mr. Fanning, $66,337 and $8,333; Mr. Story, $14,003 and
       $16,543;  Mr. Brown, $13,336 and $16,543; and Mr. Waller,
       $15,003 and $25,000.

(e) Mr. Fanning resigned as an officer in November 1995 and as an employee of the Company on December 31, 1995. The amount shown for salary includes Mr. Fanning's salary through December 31, 1995.

(f) Includes $285,000 payable in March 1998 if Mr. Brown remains employed by the Company through that time under Mr. Brown's long term incentive and retention plan.



Stock Options

     The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of common stock to key employees of the Company and its affiliates and certain other persons who are not employees of the Company or its affiliates, but who from time to time provide substantial advice or other assistance or services to the Company or its affiliates. The plan permits options to acquire up to three million shares of common stock to be outstanding at any one time. During 1995, options to purchase 610,050 shares of common stock were granted to 90 employees at an average exercise price of $11.78 per share. The exercise price of all such options was equal to the fair market value of the common stock on the date of grant. All options granted during 1995 were for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after the three years.

     Shown below is information with respect to (a) options granted during 1995 to the Named Officers and (b) options to purchase common stock granted in 1995 and prior years under the Company's stock option plans to the Named Officers and either exercised by them during 1995 or held by them at December 31, 1995.


                                       Stock Option Grants

                                 Percentage                                       Potential Realizable Value
                                  of Total                                         at Assumed Annual Rates of
                    Options        Grants in        Exercise        Expiration      Stock Price Appreciation (a)
    Name            Granted        Year              Price            Date               5%            10%
- ----------------    --------    ----------         --------         ----------      ---------       -----------
John C. Snyder      48,600       7.96%             $14.125           2/21/00         $189,660        $419,100
Thomas J. Edelman   45,300       7.42%             $14.125           2/21/00         $176,782        $390,642
John A. Fanning     34,600       5.67%             $14.125           2/21/00         $135,025        $298,371
Edward T. Story     30,000       4.91%             $14.125           2/21/00         $117,074        $258,704
Charles A. Brown    23,000       3.77%             $14.125           2/21/00         $89,757         $198,339
Rodney L.  Waller   18,500       3.03%             $14.125           2/21/00         $72,196         $159,534



(a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than the amounts shown. For options granted during 1995, the values shown for 5% and 10% appreciation equate to a stock price of $18.027 and $22.75, respectively, at the expiration date of the options.


                           Stock Option Exercises and Year-End Values
                                                                                                            Value of
                                                                  Number of Unexercised               Unexercised In-the-Money
                       Shares Acquired          Value             Options at Year-End 1995            Options at Year-End 1995
                                                               ----------------------------        -------------------------------
Name                      Exercise            Realized          Exercisable    Unexercisable       Exercisable       Unexercisable
- -----------------      ---------------       -----------       ------------    -------------       ----------        -------------
John C. Snyder              0               $          0          134,000          100,600          $552,000             $0
Thomas J. Edelman           0                          0          125,000           93,300           516,000              0
John A. Fanning             0                          0          135,500          125,100           372,000              0
Edward T. Story             0                          0           18,000           47,000                 0              0
Charles A. Brown            0                          0           20,760           56,340            59,400              0
Rodney L.  Waller       9,964                     33,629           29,180           29,920           120,000              0


Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

      The Compensation Committee of the Board of Directors, which is composed of independent members of the Board, establishes the general compensation policies of the Company, establishes the compensation plans and compensation levels for officers and certain other key employees and administers the Company's stock option plan and deferred compensation plan. In establishing compensation levels, the Committee establishes the specific compensation of Messrs. Snyder and Edelman. The Committee establishes salary and bonus ranges for other officers and key employees, and generally approves specific amounts within those ranges on the recommendation of management.

     In establishing compensation policies, the Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other companies while, within the Company, being fair and discriminating on the basis of personal performance. Annual awards of stock options are intended both to retain executives and to motivate them to improve long-term stock market performance.

     In establishing total cash compensation (base salary plus "expected bonus") for its executives, the Company targets the median cash compensation for competitors of executives having similar responsibilities. Adjustments, in large part subjective, are made to account for cases in which the responsibilities of Company executives differ from the responsibilities of executives of the companies surveyed. Base salaries have historically been set below the median, so that bonuses, which, except for the most senior officers, are primarily determined by individual performance, will constitute a larger portion of cash compensation. The Committee is advised annually by independent consultants as to compensation levels of competitors, based on detailed data relating to approximately 30 companies believed to be most comparable to the Company as well as the results of more general surveys. The companies by surveyed by the independent consultants are selected by the consultants in consultation with the Committee and are intended to be most representative of the companies with which the Company competes for its personnel requirements. Guided by this survey, compensation ranges are established, and individual executive compensation within these ranges is determined based upon the individual's responsibilities and performance.

     The Committee determined that base salary levels for the Company, including salary levels of Mr. Snyder and other officers of the Company, would not be increased during 1995 in view of corporate performance during 1994 and the outlook for 1995. Generally, changes in Mr. Snyder's compensation are not based on any particular measure of performance, but are determined subjectively by the Committee based on corporate performance, salaries of chief executive officers of comparable companies and other factors considered applicable by the Committee.

     Mr. Snyder's bonus is based primarily on Company performance. The Committee has not established any particular formula or singled
out particular factors as more important than others.   The Committee
considers various factors, including growth in reserves, net income and cash flow, as well as performance of the Company's common stock. The Committee also considers other factors, such as the extent to which these factors were influenced by management decisions during the year and steps taken by management to position the Company for future growth. Based on these and other considerations, the Committee awarded Mr. Snyder no bonus for 1994, but elected to award Mr. Snyder a bonus of $100,000 for 1995. In arriving at this amount, which is substantially lower than bonuses awarded to Mr. Snyder prior to 1994, the Committee considered, among other things, that Company performance during 1995 was in large part influenced by developments during 1994. The Committee also considered actions taken during 1995, including sales of assets, reorganization of the Company's business structure and implementation of additional operating controls, that were directed toward enhancing the Company's financial condition and improving future performance. Mr. Edelman's bonus for 1995, which was also lower than bonuses awarded to him prior to 1994 (for which the Committee determined not to grant a bonus to Mr. Edelman), was determined based in large part on steps taken during 1995 to improve the Company's financial condition. Bonuses for other officers and key employees are influenced by Company performance, but are determined primarily based on senior management's assessment of performance of the executive's duties and success in attaining specific performance goals which are directed toward improving
operating unit and Company performance.   In the aggregate, bonuses
awarded to executive officers for 1995, while significantly higher than bonuses awarded for 1994, were less than the levels prevailing prior to 1994.

      Stock options are granted annually to Mr. Snyder and other executives and key employees to retain and motivate the grantees and to improve long-term stock market performance. Options are granted only at the prevailing market price and will have value only if the price of the Company's common stock increases. Generally, options have a term of five years and vest 30% after one year, an additional 30% after two years and are fully vested after three years; an employee must be employed by the Company at the time of vesting in order to exercise the options.

       The Committee generally determines the number of options granted to Mr. Snyder and to other executives and key employees based on a formula under which the number of options granted is equal to a percentage, which varies with the degree to which an individual's responsibilities might affect the long-term price of the Company's stock, of the individual's base salary. The Committee occasionally grants additional options when the Committee believes additional incentives are appropriate. No such awards were made during 1995. However, in view of the fact that cash bonuses for 1994 of all officers and key employees were substantially below prior levels, the Committee did award approximately 85,000 additional stock options in 1995 to officers and key employees whose 1994 performance would normally have justified cash bonuses substantially in excess of the cash bonuses awarded.

      The Committee maintains a Deferred Compensation Plan for Select Employees as a means to provide additional incentives for key employees to remain in the employ of the Company. Under the Plan, key employees selected by the Committee are permitted the defer a portion of their compensation for periods determined by them or until their employment by the Company ceases. The Committee also determines annually the matching contribution to be made by the Company and may, in addition, authorize additional Company contributions to be made on behalf of designated individuals.
Company matching contributions vest over three years, and additional Company contributions vest over the period determined by the Committee. The Committee designated 23 key employees, including all executive officers, as eligible to participate during 1995 and determined that Company contributions would equal one-third of each participant's contribution, up to a maximum Company contribution of $25,000 for any participant.

                        COMPENSATION COMMITTEE
                        John A.  Hill,  Chairman
                        Roger W. Brittain
                        William J. Johnson
                        James E. McCormick

Shareholder Return Performance Presentation

      Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's common stock against the total return of the Dow Jones Equity Market Index and the Dow Jones Secondary Oils Index for the calendar years 1991 through 1995. None of the companies on the Dow Jones Secondary Oils Index is included in the companies surveyed as to compensation levels by the independent consultants advising the Compensation Committee of the Board of Directors. The Index is composed of thirteen companies, all of which are significantly larger than the Company, selected by Dow Jones & Company, Inc. to represent non-major oil producers that generally do the bulk of their business domestically. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on January 1, 1991 and that all dividends were reinvested. The closing sales prices of the Company's common stock on the last trading days of 1990 and 1995 were $5 5/8 and $12, respectively.


Line graph showing the Company, Dow Jones Equity Market Index, and Dow Jones Secondary Oils Index for December 31, 1990-1995, including the following data points (rounded to the nearest whole dollar):


           12/31/90    12/31/91    12/31/92    12/31/93    12/31/94    12/31/95
Company     $100        $124        $190        $341        $290        $238
DJ Equity    100         134         145         160         161         223
DJ Secondary
   Oils      100          98          99         110         106         123

                                             10

Employment Agreements and Change in Control Arrangements

     The Board of Directors has adopted a change in control protection plan under which the Company is authorized to enter into agreements with senior level employees (other than Messrs. Snyder and Edelman) providing for twelve months' continuation of salary and benefits if, within six months following a change of control of the Company, such employee terminates his employment with the Company for good reason, as defined, or is terminated by the Company other than for cause, as defined. Such agreements also provide that the Company will take such action as will be necessary to cause all stock options granted to the employee to become immediately exercisable. The Company has entered into such agreements with each of its officers other than Messrs. Snyder and Edelman. Under the change of control protection plan, all employees of the Company not party to such agreements (other than Messrs. Snyder and Edelman) who have completed one year of service with the Company would be entitled to continuation of salary and benefits for a period of three months after termination in similar circumstances. In addition, the Company's Deferred Compensation Plan for Select Employees provides that all Company contributions made on behalf of participants will become fully vested upon a change of control. Other than the foregoing, the Company has not entered into any employment contracts with any of its officers.

Certain Transactions and Relationships

      In January 1995, SOCO Tamstag Mongolia, Inc. ("SOCO Tamstag"), the Company's Mongolian affiliate and Territorial Resources, In. ("TRI") applied jointly for a production sharing contract covering a block in Mongolia that adjoins a block in which SOCO Tamstag already has an interest. TRI is a small publicly traded oil and gas company of which Edward T. Story, a director and Vice President - International of the Company, is a director and 5% stockholder. If the contract is awarded, SOCO Tamstag will own 80% of the block and TRI will own 15%. TRI has granted SOCO Tamstag a right of first refusal on any transfer by TRI of an interest in the block. In August 1995, TRI purchased 1% of the stock of SOCO Tamstag from an unaffiliated third party. TRI has entered into an agreement with the third party to purchase, subject to approval of the Mongolian government, additional shares of SOCO Tamstag that would increase TRI's interest to 13.6%. Mr. Story is also a director of New Concept Technologies International Limited, an unaffiliated third party that owns 22% of the stock of SOCO Tamstag.

     John A. Fanning, a director and Executive Vice President of the Company, resigned as a director and officer of the Company in November 1995 as part of a restructuring of the Company that reduced the size of the Company and reduced the number of reporting
relationships.   In connection with Mr. Fanning's resignation the
Company agreed to continue Mr. Fanning's salary through the end of 1995 and to make a $65,000 severance payment to Mr. Fanning in January 1996. In addition, the Company agreed that 135,500 stock options previously awarded to Mr. Fanning, at exercise prices ranging from $6.00 per share to $18.25 per share, that were vested on December 31, 1995 would be exercisable through December 31, 1998. At the time of his resignation, the Company and Mr. Fanning entered into a consulting agreement under which Mr. Fanning agreed to provide management and organizational services during the period from January 1, 1996 through September 30, 1997 as requested by the Chairman, to the extent Mr. Fanning has the time available to render the requested services. Mr. Fanning also agreed not to engage in oil and gas activities in certain defined geographic areas during this period.
In exchange, the Company agreed to pay Mr. Fanning $450,000, payable in 42 equal semi-monthly installments commencing January 15, 1996.

  In November 1995, the Company sold interests in approximately 460 wells located in Michigan, Ohio and Pennsylvania to Lomak Petroleum,
Inc.  ("Lomak") for a cash purchase price of $4 million.   Lomak
tendered the highest offer following an extensive marketing program managed by an independent investment banker. Thomas J. Edelman, a director and President of the Company, Chairman of the Board of Directors and Chairman of Lomak and owns beneficially approximately 800,000 shares of Lomak's common stock, representing 6% of Lomak's outstanding common stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of such reports are required to be furnished to the Company.

      Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that a sale by Mr. Hill of 2,500 shares of common stock in May 1995 was reported in February 1996.

Other Business

      The Board does not know of any business to be presented for consideration at the Annual Meeting other than as stated in the Notice. It is intended, however, that the persons authorized under the accompanying proxy will, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

Submission of Proposals by Stockholders

      In order to be eligible for inclusion in the Company's proxy statement for the 1997 Annual Meeting of Stockholders, any proposal of a stockholder must be received by the Company at its principal executive office in Fort Worth, Texas by December 23, 1996.

Relationship with Independent Auditors

      Arthur Andersen & Co. is the principal accountant selected by the Company. Representatives of such firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Annual Report and Form 10-K

      The 1995 Annual Report of the Company for the fiscal year ended December 31, 1995, including audited financial statements, is being forwarded to each stockholder of record as of April 5, 1996, together with this Proxy Statement.

      A copy of the Company's annual report on Form 10-K for 1995, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders on request to:

      Snyder Oil Corporation
      777 Main Street
      Fort Worth, Texas  76102
      Attention: Investor Relations

Other Matters

      The accompanying form of proxy has been prepared at the direction of the Company, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

  The Board of Directors of the Company urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.

                         SNYDER OIL CORPORATION
                         By Order of the Board of Directors

                        /s/Peter E. Lorenzen
                        ---------------------
                        Peter E. Lorenzen
                        Secretary
Fort Worth, Texas
April 17, 1996

P            SNYDER OIL CORPORATION
R
O            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
X            THE COMPANY FOR THE ANNUAL MEETING MAY  22, 1996
Y
 The undersigned hereby constitutes and appoints Peter E. Lorenzen, Rodney L. Waller and Richard A. Wollin, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Snyder Oil Corporation to be held May 22, 1996, and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors, Nominees:

Roger W. Brittain, Thomas J. Edelman, John A. Hill,
William J. Johnson, B.J. Kellenberger, James E. McCormick, Alfred M. Micallef, John C. Snyder and Edward T. Story

(change of Address)


(If you have written in the above space, please mark the corresponding boxes on the reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sigh and return this Card. If no indications is made, proxies will be voted FOR the proposal


/SEE REVERSE SIDE/


/x/     Please mark your               SHARES IN YOUR NAME
        votes as in this
        example


                            FOR               WITHHELD
1.      Election of         /  /              /     /
        Directors
        (see reverse)

 For, except vote withheld from the following nominee(s)


                            Change
                            of         / /
                            Address

                            Attend / /
                            Meeting

SIGNATURE(S)                DATE

SIGNATURE(S)                DATE

NOTE:   Please sign exactly as name appears hereon.  Joint owners
should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.